Exhibit 10.2
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”), is made by and between GOLDLEAF FINANCIAL SOLUTIONS, INC., a Tennessee corporation (the “Company”), and SCOTT R. MEYERHOFF (the “Executive”), as of the 15th day of September, 2006 (the “Effective Date”).
     In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:
SECTION I
EMPLOYMENT
     Executive is currently employed by the Company. The Company desires to continue to employ the Executive in such capacity and the Executive agrees to continue to be employed by the Company upon the terms and conditions provided in the Agreement.
SECTION II
POSITION AND RESPONSIBILITIES
     During the Period of Employment (as such term is defined herein below), the Executive agrees to serve as the Executive Vice President of Finance and Strategy of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Executive from time to time by the Board of Directors or Chief Executive Officer of the Company consistent with such position.
SECTION III
TERMS AND DUTIES
     A. Period of Employment.
     Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for a continuing term of one (1) year (the “Term”), which shall be extended automatically (without further action of the Company or the Executive) each day for an additional day so that the remaining term shall continue to be one year; provided, however, that either party may at any time, by written notice to the other, fix the Term to a finite term of one year, without further automatic extension, commencing with the date of such notice.
     B. Duties.
     During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive will perform faithfully the duties that may be assigned to him from time to time by the Board of Directors or Chief Executive Officer of the Company.

SECTION IV
COMPENSATION
     For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:
     A. Base Salary.
     The Company shall pay the Executive an annual base salary of Two Hundred Twenty Thousand Dollars ($220,000) (“Base Salary”). The Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to increase according to the policies and practices adopted by the Company from time to time.
     B. Annual Incentive Award.
     The Company will pay annual incentive compensation awards to the Executive as may be granted by the Board of Directors (or a committee thereof) under any executive bonus or incentive plan in effect from time to time (the “Annual Incentive Award”).
     Beginning for the first year of the Agreement and continuing thereafter, the Annual Incentive Award shall be up to Fifty percent (50%) of Executive’s then current annual Base Salary, contingent upon performance of stipulated goals of the Company established by the Board of Directors.
     In addition, the Executive shall be eligible to receive a one-time special bonus upon the closing of an underwritten public offering of the Company’s common stock (the “Special Incentive Award”). The Board of Directors, or the Compensation Committee thereof, shall determine the amount of the Special Incentive Award.
     C. Benefits.
     During the Period of Employment, the Company shall provide Executive any additional compensation and benefits plans or programs maintained by Company from time-to-time in which other senior executives of Company participate on terms comparable to those applicable to such other senior executives generally (commensurate with Executive’s position with Company).
     D. Stock Option Grants.
     The Company may award Executive, by separate agreement, certain stock options (“Options”) in amounts and under such terms and conditions as determined by the Board of Directors or the Compensation Committee.

SECTION V
BUSINESS
     The Company acknowledges and agrees that Executive shall be based in the Atlanta, Georgia greater metropolitan area and shall on an occasional basis perform his duties and obligations in various other geographic locations. The Company shall reimburse the Executive for all reasonable travel, accommodations and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement wherever they may arise.
SECTION VI
DISABILITY
     A. In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as Executive’s long-term disability insurance benefits are available. However, in the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. In this case, normal compensation will cease except for earned but unpaid Base Salary and Annual Incentive Awards which would be payable on a prorated basis for the year in which the disability occurred. In the event of such termination, all unvested stock options held by Executive shall be deemed fully vested on the date of such termination.
     B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to fulfill information and assistance will end.
     C. The term “disability” will have the same meaning as under any disability insurance provided pursuant to this Agreement or otherwise.
SECTION VII
DEATH
     In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Annual Incentive Award, which will be paid on a prorated basis for that year.
SECTION VIII
EFFECT OF TERMINATION OF EMPLOYMENT
     A. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge (as defined later in this Agreement), the Company will pay the Executive in a lump sum upon such Without Cause Termination or Constructive Discharge an amount equal to one hundred percent (100%) of the sum of (a) his Base Salary as in effect at such time, plus (b) an amount equal to his bonus for the prior fiscal year (the “Severance Payment”). If necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”), such payment shall be made on the six (6) month anniversary of the day following such Termination or Constructive Discharge. Earned but unpaid Base Salary and earned vacation time will also be paid in a lump sum at such time.
     B. If the Executive’s employment terminates due to a Termination for Cause or a Voluntary Termination or if either party to this Agreement elects not to extend the Period of Employment, earned but unpaid Base Salary will be paid on a pro-rated basis for the year in which the termination occurs, all unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to Executive through the date of Termination will be paid to Executive, and no other payments will be made by the Company to Executive or on behalf of Executive.
     C. Upon termination of the Executive’s employment, the Period of Employment will cease as of the date of the termination.
     D. For this Agreement, the following terms have the following meanings:
          1. “Termination for Cause” means termination of the Executive’s employment by the Company’s Board of Directors, acting in good faith, by written notice to the Executive specifying the event(s) relied upon for such termination, due to the Executive’s serious misconduct with respect to his duties under this Agreement, which has resulted or is likely to result in material economic damage to the Company, including but not limited to a conviction for a felony or perpetration of a common law fraud; provided, however, except in the case of a conviction for a felony or a perpetration of a common law fraud, that Company must provide such notice thirty (30) days prior to termination and provide Executive with the opportunity to cure such damage or likely damage, to the Company’s reasonable satisfaction, with thirty (30) days of such notice.
          2. “Constructive Discharge” means termination of the Executive’s employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect including any change in the geographic location of employment described above, reduction of the Executive’s Base Salary or other compensation or benefits other than reductions applicable to all employees of the Company, or other material change by the Company in the functions, duties or responsibilities of the position which would reduce the ranking or level, reporting lines, responsibility, importance or scope of the position. The Executive will provide the Company a written notice that describes the circumstances being relied on for the termination with respect to the Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days to remedy the situation prior to the termination for Constructive Discharge.
          3. “Without Cause Termination” means termination of the Executive’s employment by the Company other than (a) due to a Termination for Cause, (b) as a result of death or disability, or (c) through an election not to extend the Period of Employment.

          4. A “Voluntary Termination” means a termination of the Executive’s employment by the Executive not as a result of a Constructive Discharge.
SECTION IX
OTHER DUTIES OF THE EXECUTIVE DURING
AND AFTER THE PERIOD OF EMPLOYMENT
     A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.
     B. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.
     C. During the Period of Employment plus, provided that the Company is required to make (and makes) or otherwise voluntarily makes the Severance Payment, for a twelve (12) month period thereafter (the “Noncompete Period”), the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Noncompete Period: (i) the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; (ii) the Executive without prior express written approval by the Board of Directors of the Company will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and (iii) the Executive without express prior written approval from the Board of Directors, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, “proprietary interest” means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a six (6)

month period after termination of the Period of Employment for any reason, the Executive shall not directly or indirectly solicit or engage in a transaction for the acquisition of all or any part of the assets or equity interests or any partnership, joint venture or other business relationship for any entity with which the Company has a letter of intent as of the date of termination or has actively engaged in negotiations for a transaction of the type described above at any time during the prior six (6) months. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.
     D. The Executive acknowledges that his breach or threatened or attempted breach of any provision of this Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of this Section IX without being required to prove damages or furnish any bond or other security.
     E. The Executive shall not be bound by the provisions of this Section IX in the event of the default by the Company in its obligations under this Agreement, which are to be performed upon or after termination of this Agreement.
     F. If the period of time or other restrictions specified in this Section should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable.
SECTION X
INDEMNIFICATION, LITIGATION
     The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and bylaws of the Company whichever affords the greater protection to the Executive. The Company will maintain directors and officers liability insurance covering the Executive.
SECTION XI
PROCEDURES FOR DETERMINING
THE APPLICATION OF CODE SECTION 409A
     The Executive and the Company shall cooperate to determine the application of Code Section 409A for purposes of this Agreement. If the Executive and the Company are unable to agree on the application of Code Section 409A within ten (10) business days after the Executive’s separation from service with the Company, then the application of Code Section 409A for purposes of this Agreement shall be determined by an accounting firm of recognized national standing acceptable to the Executive and the Company. The accounting firm shall be instructed to use every reasonable effort to make its determination within ten (10) business days after it is retained. The parties will cooperate fully with the accounting firm. The costs and expenses for the services of the accounting firm shall be borne by the Company.

SECTION XII
WITHHOLDING TAXES
     The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.
SECTION XIII
EFFECTIVE PRIOR AGREEMENTS
     This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.
SECTION XIV
CONSOLIDATION, MERGER OR SALE OF ASSETS
     Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a Consolidation, Merger or Sale of Assets, the term “the Company” as used will mean the other corporation or entity and this Agreement shall continue in full force and effect. This Section XIV is not intended to modify or limit the rights of the Executive hereunder.
SECTION XV
MODIFICATION
     This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that, which is specifically waived.
SECTION XVI
GOVERNING LAW; ARBITRATION
     This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.
     Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
SECTION XVII
NOTICES
     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:
          (a) If to the Company: Attention: Board of Directors, 9020 Overlook Boulevard, Third Floor, Brentwood, Tennessee 37027, or at such other address as may have been furnished to the Executive by the Company in writing; or
          (b) If to the Executive, at                                                              or such other address as may have been furnished to the Company by the Executive in writing.
SECTION XVIII
BINDING AGREEMENT
     This Agreement shall be binding on the parties’ successors, heirs and assigns.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GOLDLEAF FINANCIAL SOLUTIONS, INC.,
a Tennessee corporation

/s/ G. Lynn Boggs

By:	G. Lynn Boggs
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Scott R. Meyerhoff

SCOTT R. MEYERHOFF